UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 10, 2012

GraphOn Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	0-21683 (Commission File No.)	13-3899021 (IRS Employer Identification No.)

5400 Soquel Avenue, Suite A-2
Santa Cruz, California 95062
(Address of principal executive offices)

Registrant’s telephone number:  (800) 472-7466

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 10, 2012, we appointed Eldad Eilam, age 34, as President and Chief Operating Officer of GraphOn Corporation.

Prior to his appointment as President and Chief Operating Officer, Mr. Eilam served as our Chief Technology Officer since August 2011. In 2004, Mr. Eilam founded Elgix, Limited, a consulting firm to the high-tech industry. Mr. Eilam served as its initial President until his appointment as our Chief Technology Officer. From July 2006 to March 2009, Mr. Eilam was President of GraphOn Research Labs, Limited, our Israeli subsidiary. From April 2009 to July 2011, in his role as President of Elgix, Limited, Mr. Eilam served as a consultant to the high-tech industry, including as a consultant to our company since June 2010. Mr. Eilam is a technology expert in the Windows operating system, mobile user interfaces and advanced software technology development, and is the author of the book “Reversing: Secrets of Reverse Engineering.”

Mr. Eilam is employed on an at-will basis, receives an annual base salary of $250,000 and will be eligible for an annual performance-based bonus of up to $50,000. We agreed to pay the costs of Mr. Eilam’s relocation from Israel to California; however, under certain conditions, if Mr. Eilam leaves our employ prior to December 31, 2012 he is obligated to reimburse such relocation costs to us. Mr. Eilam received approximately $168,000 for his services as a consultant to our company in 2011 prior to his appointment as our Chief Technology Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2012

GRAPHON CORPORATION

By:          /s/ William Swain
Name:  William Swain
Title:  Chief Financial Officer